EXHIBIT 21





                  SUBSIDIARIES OF FORT HOWARD CORPORATION




Name of Subsidiary                 State or Country of Incorporation
------------------                 ---------------------------------

Fort Howard Export, Ltd.           U.S. Virgin Islands

Fort Sterling Limited              England

Harmon Assoc., Corp.               New York